SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report:  January 22, 1998



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000

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Item 5.  Other Events

A.  Performance Incentive Plan - Year-to-Date Financial Results

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular, nonbargaining unit employees of Pacific Gas and Electric Company (PG&E), a subsidiary of PG&E Corporation. The Plan provides for awards based on (1) PG&E Corporation's success in meeting overall corporate financial performance objectives, and (2) the performance of the employee's organizational unit in meeting its specific unit, team, or individual objectives. The organization objectives may include such measures as cost control, quality and reliability of service to customers, public and employee safety, financial performance, and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the PG&E Corporation Board of Directors (Committee) makes the final determination of awards for officers based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards for officers. The final determination of non-officer awards is made by the chief executive officer of PG&E, who also has the discretion to modify or eliminate non-officer awards.

The performance measurement target for the 1997 Plan year was disclosed in a Report on Form 8-K dated December 20, 1996, and was based on the corporate operating and capital budgets prepared for 1997, as approved by the PG&E Corporation Board of Directors in December 1996, which resulted in a budgeted corporate earnings per common share of $1.87.

The 1997 corporate budget represented the first year of a transition period as PG&E moves from a traditional utility business profile to one more reflective of the restructuring of California's electric and gas utility industries. The 1997 budget reflected reduced earnings from utility operations, based in part on the assumption that Diablo Canyon ratemaking would be modified substantially consistent with an application filed with the California Public Utilities Commission (CPUC) by PG&E in March 1996. PG&E proposed that current ratemaking be replaced with a ratemaking methodology that includes (i) recovery of sunk costs through a sunk cost revenue requirement recovered primarily without regard to performance and based on a reduced return on common equity of 6.77 percent, and accelerated recovery of depreciation over a five-year period, and (ii) a performance-based Incremental Cost Incentive Price (ICIP) for recovery of variable costs and future capital additions. Based on this proposal, the 1997 budget reflected reduced earnings from Diablo Canyon as a result of increased depreciation expense and a reduced return on equity for Diablo Canyon under the new ratemaking methodology relative to the ratemaking in effect before 1997. The 1997 budget assumed that Diablo Canyon would contribute less than a quarter of PG&E Corporation's earnings in 1997, a reduction from the 40 percent contribution to budgeted earnings represented by Diablo Canyon's budgeted earnings in recent years.

As discussed in more detail in PG&E Corporation and PG&E's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, the final decision issued by the CPUC generally adopted the overall ratemaking structure proposed by PG&E for Diablo Canyon, but with significant exceptions. Among other things, the CPUC decision substantially reduced the level of PG&E's proposed ICIP, imposed a disallowance of about $70 million, and excluded certain inventory items from the sunk cost revenue requirement.

The 1997 budget also reflected continuation of PG&E's major programs to improve electric and gas system maintenance and customer service. PG&E's utility capital budget for 1997 was approximately $1.7 billion, which is $.4 billion more than budgeted in 1996, primarily reflecting investments in electric distribution system reliability and customer information system improvements.

With respect to operations at PG&E Corporation's other business lines, the 1997 budgeted earnings per common share assumed contribution to earnings of $0.12 per common share from business activities comprising PG&E Gas Transmission, and $0.02 per common share from other business lines (Other).

The 1997 budgeted earnings per common share amounts assumed that the average number of shares of common stock outstanding during 1997 would be 392 million. The budgeted earnings per common share amounts assumed no significant gain or loss on the sale of assets, nor did the 1997 budget include any major acquisitions, other than the acquisition of Teco Pipeline Company, which occurred in January 1997.

On a quarterly basis, PG&E Corporation has disclosed year-to-date financial performance relating to its principal business lines.

For the twelve months ended December 31, 1997, selected financial information is shown below:


                      Twelve Months Ended December 31, 1997
=================================================================
                             Actual (1)          Budget
                          (unaudited)

Earnings (Loss) Per
Common Share:
  PG&E (Utility)          $  1.79(2)              $1.73
  PG&E Gas Transmission      0.04                  0.12
  Other                     (0.08)(3)              0.02
                          -----------            -----------
PG&E Corporation        $    1.75               $  1.87
                          ===========            ===========

(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of earnings per common share for the period. This information should be read in conjunction with the 1996 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in the Annual Report on Form 10-K for PG&E Corporation and PG&E, and the PG&E Corporation Consolidated Financial Statements, PG&E Consolidated Financial Statements and Notes to Consolidated Financial Statements included in the Quarterly Reports on Form 10-Q for the periods ended September 30, 1997, June 30, 1997, and March 31, 1997, for PG&E Corporation and PG&E.

(2) Includes a one-time gain of $.11 per share associated with the termination of a gas transportation contract, recognized in the fourth quarter. Reflecting the terms of the May 1997 CPUC decision regarding Diablo Canyon ratemaking effective January 1, 1997, earnings from Diablo Canyon in 1997 were lower than budget by $.07 per share. Also, earnings reflect the CPUC's November 1997 decision reducing the authorized rate of return on common equity to 90% of the embedded cost of debt for all of PG&E's non-nuclear generation-related assets, including hydroelectric facilities, retroactive to July 28, 1997. The CPUC reduced the rate of return on common equity to 6.77% as compared to the previously authorized rate of 11.6%.

(3) Includes a gain on the sale of International Generating
Company, Ltd. of $0.30 per share, offset by write-offs of investments in certain non-regulated projects of $.13 per share, and a write-down of certain real estate properties of $.06 per share.

The 1997 budgeted corporate earnings per common share was a performance target and not a forecast of actual performance that was expected to be realized by PG&E Corporation. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to PG&E Corporation's and PG&E's Consolidated Financial Statements or in PG&E

Corporation and PG&E's Annual Report on Form 10-K and Quarterly
Reports on Form 10-Q.

In addition, the 1997 budget did not reflect the dilutive effect of the issuance of approximately 31 million shares of PG&E Corporation common stock in connection with the acquisition of Valero Energy Corporation in July 1997. The impact of this issuance resulted in a weighted average number of shares outstanding at year end of approximately 410 million shares, as compared to the budgeted amount of 392 million shares.

B.  1997 Consolidated Earnings (unaudited)

Attached hereto as an appendix is a copy of the unaudited
Condensed Statement of Consolidated Income for PG&E Corporation for the three months and year ended December 31, 1997 and 1996.
PG&E Corporation reported earnings per common share of $1.75 for the year ended December 31, 1997.

C.  Accelerated Share Repurchase Program

As previously announced, on December 17, 1997, the Board of Directors of PG&E Corporation has increased the amounts authorized for the repurchase of PG&E Corporation common stock to approximately $1.75 billion. Pursuant to this authorization, on January 2, 1998, PG&E Corporation entered into an accelerated share repurchase agreement with an investment institution (Seller) under which PG&E Corporation purchased 37 million shares of its common stock for a purchase price of approximately $1.1 billion. PG&E Corporation will retain the risk of increases and the benefit of decreases in the price of the common shares purchased through a forward contract until the Seller has replaced the shares sold to PG&E Corporation through purchases on the open market or through privately negotiated transactions. PG&E Corporation may elect to settle its obligations under such arrangement with either cash or shares of its common stock.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                        PG&E CORPORATION
                               and
                        PACIFIC GAS AND ELECTRIC COMPANY



                              CHRISTOPHER P. JOHNS
                        By ________________________________
                             CHRISTOPHER P. JOHNS
                             Vice President and Controller
                             (PG&E Corporation)
                             Vice President and Controller
                             (Pacific Gas and Electric Company)

Dated: January 22, 1998